______________________________________

AMENDMENT NO. 1
Dated as of August 17, 2006
to
POOLING AND SERVICING AGREEMENT
Dated as of June 1, 2006
among
NOMURA HOME EQUITY LOAN, INC.,
Depositor
NOMURA CREDIT & CAPITAL, INC.,
Sponsor
WELLS FARGO BANK, NATIONAL ASSOCIATION,
Master Servicer and Securities Administrator
and
HSBC BANK USA, NATIONAL ASSOCAITION
Trustee
______________________________________

NOMURA HOME EQUITY LOAN, INC.

ASSET-BACKED CERTIFICATES, SERIES 2006-WF1
______________________________________

THIS AMENDMENT NO. 1, dated as of August 17, 2006 (this “Amendment”), to the Pooling and Servicing Agreement, dated as of June 1, 2006, among NOMURA HOME EQUITY LOAN, INC., as depositor (the “Depositor”), NOMURA CREDIT & CAPITAL, INC., as sponsor (the “Sponsor”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as master servicer (the “Master Servicer”) and securities administrator (the “Securities Administrator”) and HSBC BANK USA, NATIONAL ASSOCIATION, as trustee (the “Trustee”) (the “Pooling and Servicing Agreement”).

W I T N E S S E T H

WHEREAS, the Depositor, the Sponsor, the Master Servicer, the Securities Administrator and the Trustee entered into the Pooling and Servicing Agreement;

WHEREAS, the Depositor, the Sponsor and Bear Stearns Financial Products, Inc. (the “Swap Provider”) desire to amend the Pooling and Servicing Agreement to supplement the provisions contained therein with respect to the exercise of the Optional Termination as it relates to the termination of the Swap Agreement;

WHEREAS, Section 11.01 of the Pooling and Servicing Agreement provides that the Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, to correct or supplement any provisions contained therein upon the satisfaction of certain conditions set forth therein including, without limitation, the consent of the Swap Provider if such amendment would adversely affect in any material respect the interests of the Swap Provider under the Pooling and Servicing Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

SECTION 2. The Amendment.

(a) Section 1.01 of the Pooling and Servicing Agreement is hereby amended by adding the following defined term thereto::

Estimated Swap Termination Payment: As defined in the Swap Agreement.

(b) Section 10.02 of the Pooling and Servicing Agreement is hereby amended by deleting the last sentence of the first paragraph and the third and fourth paragraphs thereof and replacing such provisions with the following:

In connection with the exercise of the Optional Termination, four Business Days prior to the final Distribution Date specified in the notice required pursuant to the second paragraph of this Section 10.02, the Securities Administrator shall, no later than 4:00 pm New York City time on such day, request from the Swap Provider the amount of the Estimated Swap Termination Payment. The Swap Provider shall, no later than 2:00 pm on the following Business Day, notify in writing (which may be done in electronic format) the Securities Administrator of the amount of the Estimated Swap Termination Payment; the Securities Administrator shall promptly on the same day notify the Master Servicer of the amount of the Estimated Swap Termination Payment.

Two Business Days prior to the final Distribution Date specified in the notice required pursuant to the second paragraph of this Section 10.02, (i) the Master Servicer shall, no later than 1:00 pm New York City time on such day, deposit funds in the Distribution Account in an amount equal to the Termination Price (other than the Swap Termination Payment) and the Estimated Swap Termination Payment, and (ii) if the Securities Administrator shall have determined that the aggregate Stated Principal Balance of all of the Mortgage Loans in the Trust Fund as of the related Determination Date is not more than 10% of the aggregate Cut-off Date Principal Balance of all of the Mortgage Loans and that all other requirements of the Optional Termination have been met, including without limitation the deposit required pursuant to the immediately preceding paragraph as well as the requirements specified in Section 10.03, then the Securities Administrator shall, on the same Business Day, provide written notice to the Master Servicer, the Depositor, the Supplemental Interest Trust Trustee, the Trustee, the Custodian and the Swap Provider confirming (a) its receipt of the Termination Price (other than the Swap Termination Payment) and the Estimated Swap Termination Payment and (b) that all other requirements of the Optional Termination have been met. Upon the Securities Administrator’s providing the notice described in the preceding sentence, the Optional Termination shall become irrevocable, the notice to Certificateholders of such Optional Termination provided pursuant to the second paragraph of this Section 10.02 shall become unrescindable, the Swap Provider shall determine the Swap Termination Payment in accordance with the Swap Agreement, and the Swap Provider shall provide to the Securities Administrator written notice of the amount of the Swap Termination Payment not later than one Business Day prior to the final Distribution Date specified in the notice required pursuant to the second paragraph of this Section 10.02.

In connection with the Optional Termination, only an amount equal to the Termination Price less any Swap Termination Payment shall be made available for distribution to the Regular Certificates. Any Estimated Swap Termination Payment deposited into the Distribution Account by the Master Servicer shall be withdrawn by the Securities Administrator from the Distribution Account on the final Distribution Date and distributed as follows: (i) to the Supplemental Interest Trust for payment to the Swap Provider in accordance with Section 5.11(b), an amount equal to the Swap Termination Payment calculated pursuant to the Swap Agreement, provided that in no event shall the amount distributed to the Swap Provider in respect of the Swap Termination Payment exceed the Estimated Swap Termination Payment, and (ii) to the Master Servicer, an amount equal to the excess, if any, of the Estimated Swap Termination Payment over the Swap Termination Payment. The Swap Termination Payment shall not be part of any REMIC and shall not be paid into any account which is part of any REMIC.

Upon certification to the Trustee by the Securities Administrator of the deposit of the Termination Price in the Distribution Account, the Trustee shall promptly release or cause to be released to the Master Servicer the Mortgage Files for the remaining Mortgage Loans, and the Trustee shall execute all assignments, endorsements and other instruments delivered to it and necessary to effectuate such transfer.

SECTION 2. Effect of Amendment.

Upon execution of this Amendment, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the parties to the Pooling and Servicing Agreement shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 3. Binding Effect.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the parties to the Pooling and Servicing Agreement and the Swap Provider.

SECTION 4. Governing Law.

This Amendment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 5. Severability of Provisions.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 6. Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 7. Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Depositor, the Sponsor, the Master Servicer, the Securities Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

NOMURA HOME EQUITY LOAN, INC., as Depositor

By:	/s/ John P. Graham
Name:	John P. Graham
Title:	Managing Director

NOMURA CREDIT & CAPITAL, INC., as Sponsor

By:	/s/ Timothy P. Crowley
Name:	Timothy P. Crowley
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer and Securities Administrator

By:	/s/ Amy Doyle
Name:	Amy Doyle
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Elena Zheng
Name:	Elena Zheng
Title:	Assistant Vice President

CONSENTED AND AGREED: BEAR STEARNS FINANCIAL PRODUCTS, INC., as Swap Provider

By:	/s/ F. Scott Herman
Name:	F. Scott Herman
Title:	DPC Manager